Exhibit 4.2

EXECUTION VERSION

$500,000,000

1.550% SENIOR NOTES DUE 2026

LABORATORY CORPORATION OF AMERICA HOLDINGS

as

Issuer

AND

U.S. BANK NATIONAL ASSOCIATION

as

Trustee

FIFTEENTH SUPPLEMENTAL INDENTURE

DATED AS OF May 26, 2021

TABLE OF CONTENTS

		PAGE
ARTICLE 1
RELATION TO INDENTURE; DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01.	Scope of Supplemental Indenture	1
Section 1.02.	Relation To Indenture	1
Section 1.03.	Definitions	2
Section 1.04.	Capitalized Terms	6

ARTICLE 2
THE SECURITIES

Section 2.01.	Title of the Securities	6
Section 2.02.	Aggregate Principal Amount	6
Section 2.03.	Maturity Date	6
Section 2.04.	Ranking	7
Section 2.05.	Interest	7
Section 2.06.	Issuance Price	7
Section 2.07.	Defeasance	7
Section 2.08.	Form and Dating	7
Section 2.09.	Conversion	7
Section 2.10.	Guarantees	7

ARTICLE 3
OPTIONAL REDEMPTION

Section 3.01.	Optional Redemption	8
Section 3.02.	Notice of Redemption	8

ARTICLE 4
ADDITIONAL COVENANTS

Section 4.01.	Limitation on Liens	9
Section 4.02.	Limitation on Sale and Leaseback Transactions	11
Section 4.03.	Limitation on Subsidiary Indebtedness and Preferred Stock	11

ARTICLE 5
OFFER TO REPURCHASE

Section 5.01.	Offer to Repurchase	12

ARTICLE 6
EVENTS OF DEFAULT

Section 6.01.	Events of Default	13

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ARTICLE 7
MISCELLANEOUS

Section 7.01.	Successors and Assigns	13
Section 7.02.	Effectiveness	13
Section 7.03.	Ratification of Indenture	13
Section 7.04.	Governing Law	14
Section 7.05.	Multiple Originals	14
Section 7.06.	Headings	14
Section 7.07.	Electronic Signatures	14
Section 7.08.	Electronic Communication	14

ii

FIFTEENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 26, 2021 between Laboratory Corporation of America Holdings, a Delaware corporation (or its permitted successor) (the “Company”), and U.S. Bank National Association, as Trustee under the Indenture (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 19, 2010;

WHEREAS, the Company proposes to create under the Indenture a new series of Securities in the form of senior notes to be designated as the 1.550% Senior Notes due 2026;

WHEREAS, Section 2.01 of the Indenture provides that at or prior to the issuance of any Securities within a series, the terms of the series of Securities shall be established by a supplemental indenture or an Officers’ Certificate pursuant to authority granted under resolutions of the Board of Directors of the Company;

WHEREAS, the Company desires to provide for the establishment of a series of Securities under the Indenture, and the form of and terms thereof as hereinafter set forth; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding agreement of the Company have been done or performed.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Company, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE 1

RELATION TO INDENTURE; DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01.    Scope of Supplemental Indenture. The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes (as defined below) and shall not apply to any other Securities that may be issued under the Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. The provisions of this Supplemental Indenture shall supersede any corresponding provisions in the Indenture.

Section 1.02.    Relation To Indenture. This Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.03.    Definitions. For all purposes of this Supplemental Indenture, the following terms shall have the respective meanings set forth in this Section.

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary of the Company or (ii) assumed in connection with the acquisition of assets by such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, as the case may be. For purposes of Section 4.03 hereof, any Acquired Indebtedness shall not be deemed to have been incurred until 270 days from the date (A) the Person obligated on such Acquired Indebtedness becomes a Subsidiary of the Company or (B) the acquisition of assets, in connection with which such Acquired Indebtedness was assumed, is consummated.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in, or available through, the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes being redeemed (assuming that the Notes matured on the Par Call Date), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) assuming a price for the Comparable Treasury Issue equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day preceding the redemption date, plus the make-whole spread specified in Section 3.01 of this Supplemental Indenture.

“Attributable Debt” means, with respect to a Sale and Leaseback Transaction, an amount equal to the lesser of: (1) the fair market value of the property (as determined in good faith by the Company’s Board of Directors); and (2) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually.

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control, which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies.

“Capitalized Lease” means any obligation of a Person to pay rent or other amounts incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP; provided that, for purposes of this definition only, “GAAP” shall mean GAAP as in effect as of November 25, 2019 and not as in effect from time to time.

“Change of Control” means the occurrence of any of the following:

(a)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and those of its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or a Subsidiary Guarantor that is a wholly owned Subsidiary of the Company;

(b)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(c)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or a Subsidiary Guarantor that is a wholly-owned Subsidiary of the Company, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(d)	the first day on which a majority of the members of the Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction effected to create a holding company for the Company will not be deemed to involve a Change of Control if (1) pursuant to such transaction the Company becomes a wholly owned Subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of the Voting Stock of the Company immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the Par Call Date of the Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Total Assets” means, with respect to any Person as of any date, the amount of total assets as shown on the consolidated balance sheet of such Person for the most recent fiscal quarter for which financial statements have been filed with the Commission, prepared in accordance with GAAP, and calculated on a Pro Forma Basis.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who:

(a)	was a member of such Board of Directors on the first date that any of the Notes were issued; or

(b)

was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Control of the Company, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Make-Whole Amount” means the sum, as determined by a Quotation Agent, of the present values of the scheduled payments of principal and interest (exclusive of interest to the redemption date) from the redemption date to the Par Call Date, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Notes” means the $500,000,000 1.550% Senior Notes due 2026 whose CUSIP is 50540R AX0.

“Par Call Date” means May 1, 2026.

“Permitted Acquired Indebtedness” means any Acquired Indebtedness that remains outstanding following the expiration of a good faith offer by the Company or a Subsidiary of the Company obligated under such Acquired Indebtedness to acquire such Acquired Indebtedness, including, without limitation, an offer to exchange such Acquired Indebtedness for debt securities for the Company, on terms, which in the opinion of an independent investment banking firm of national reputation and standing, are consistent with market practices in existence at the time for offers of a similar nature; provided that the initial expiration date of any such offer shall be not later than the expiration of the 270-day period referred to in the definition of “Acquired Indebtedness”; provided further, that the amount of Acquired Indebtedness that shall constitute “Permitted Acquired Indebtedness” shall only be equal to the amount of Acquired Indebtedness that the Company or such Subsidiary of the Company has made an offer to acquire in accordance with the foregoing; and provided further, that the foregoing offer requirement shall not apply to Acquired Indebtedness in the form of Capitalized Leases.

“Principal Property” means any real property and any related buildings, fixtures or other improvements located in the United States owned by the Company or its Subsidiaries (1) that is an operating property included in the list of principal properties in Item 2 (or any successor Item thereto) of the annual report on Form 10-K of the Company filed with the Commission for the most recently ended fiscal year, or is an operating property acquired subsequent to such filing that would have been included in such Item 2 if it had been owned prior to the date of such filing or (2) the net book value of which as of the end of the last fiscal quarter ending immediately prior to the date of determination exceeds 1% of the Consolidated Total Assets of the Company as of the same date.

“Pro Forma Basis” means, in connection with any calculation of compliance with covenants determined by reference to Consolidated Total Assets, the calculation thereof after giving effect on a pro forma basis to (a) any assumption, incurrence, repayment or other disposition of Indebtedness, (b) any acquisitions or dispositions that have been made by the Company or any of its Subsidiaries or any Person or any of its Subsidiaries acquired by the Company or any of its Subsidiaries and (c) any other event that materially impacts the calculation of Consolidated Total Assets, in each case, occurring subsequent to the date of the consolidated balance sheet used to calculate compliance and on or prior to the calculation date.

“Rating Agency” means:

(a)    each of Moody’s and S&P; and

(b)    if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Reference Treasury Dealer” means BofA Securities, Inc. and its successors and assigns, Wells Fargo Securities, LLC and its successors and assigns and a primary U.S. government securities dealer selected by KeyBanc Capital Markets Inc.

“Restricted Subsidiary” means any Subsidiary of the Company that owns a Principal Property.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of real or personal property that is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Restricted Subsidiary.

“Voting Stock”, as applied to stock of any Person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Section 1.04.    Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

ARTICLE 2

THE SECURITIES

There is hereby established a series of Securities pursuant to the Indenture with the following terms:

Section 2.01.    Title of the Securities. The series of Securities shall be designated the 1.550% Senior Notes due 2026 (the “Notes”) whose CUSIP is 50540R AX0.

Section 2.02.    Aggregate Principal Amount. The Notes shall be initially issued in an aggregate principal amount of $500,000,000 (not including the Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.05, 2.06, 2.07, 2.08, 3.01 or 10.02 of the Indenture) and additional Notes may be issued from time to time without notice to or consent of the Holders, provided that if the additional Notes are not fungible with the then-outstanding Notes for U.S. federal income tax purposes, the additional Notes shall have a separate CUSIP number.

Section 2.03.    Maturity Date. The date on which the principal, and all accrued and unpaid interest on, the Notes is payable is June 1, 2026, subject to the provisions of the Indenture relating to acceleration.

Section 2.04.    Ranking. The Notes shall be unsecured senior debt of the Company and shall rank on a parity with all other unsecured and unsubordinated Indebtedness of the Company.

Section 2.05.    Interest. The Notes shall bear interest from May 26, 2021, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at a rate of 1.550% per annum, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2021. The Company shall pay interest to the Person in whose name a Note is registered at the close of business on May 15 or November 15, as the case may be, preceding the Interest Payment Date. The Company shall compute interest on the basis of a 360-day year consisting of twelve 30-day months.

Section 2.06.    Issuance Price. [Intentionally Omitted]

Section 2.07.    Defeasance. The Notes shall be subject to defeasance under Section 10.02 of the Indenture, provided that for purposes of Sections 10.03(6) and (7) of the Indenture, the term “Securityholders” shall refer to the beneficial owners of the Notes.

Section 2.08.    Form and Dating. (a) The Notes shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication.

(a)    The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Notes conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

(b)    The Notes shall be issued in the form of fully-registered Global Securities. The Global Securities shall be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth in Section 2.11 of the Indenture, the Global Securities may be transferred, in whole and not in part, only by the Depositary to its nominee or by its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor. In addition, the Company may at any time determine not to have the Notes represented by Global Securities, and, in such event, will issue Notes in certificated form in exchange for the Global Securities. In either instance, an owner of an interest in the Global Securities would be entitled to physical delivery of such Notes in certificated form. Notes so issued in certificated form shall be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof and shall be issued in registered form only.

Section 2.09.    Conversion. The Notes shall not be convertible into any shares of common stock of the Company or other securities of the Company.

Section 2.10.    Guarantees. The Notes are not guaranteed by any guarantor.

ARTICLE 3

OPTIONAL REDEMPTION

Section 3.01.    Optional Redemption. Prior to May 1, 2026, the Company may redeem the Notes, in whole or in part, at any time, or from time to time, at its option at a price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the redemption date and (2) the Make-Whole Amount for the Notes, which shall include a make-whole spread of 0.125%.

On or after May 1, 2026, the Company may redeem the Notes in whole or in part, at any time, or from time to time, at its option, at a price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Notice of any redemption of the Notes in connection with a corporate transaction that is pending (including, but not limited to, an equity offering, an incurrence of Indebtedness or a transaction that would result in a Change of Control Repurchase Event) may, at the Company’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of the transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice (i) shall describe each such condition, (ii) shall state that, in the Company’s discretion, the redemption date may be postponed, for up to 60 days following the notice of redemption, until such time as any or all such conditions have been satisfied (or waived by the Company) and (iii) may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived by the redemption date. The Company shall notify Holders of any such rescission or postponement as soon as practicable after the Company determines that it will not be able to satisfy or otherwise waive such conditions precedent. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

Section 3.02.    Notice of Redemption. At least 10 days but not more than 60 days before a date for redemption of the Notes, the Company shall mail, by first-class mail, or electronically deliver, a notice of redemption to each Holder of Notes to be redeemed at such Holder’s registered address.

The notice shall identify the Notes to be redeemed (including CUSIP numbers) and shall state:

(i)    the redemption date;

(ii)    a description of how the redemption price will be calculated;

(iii)    the name and address of the Paying Agent;

(iv)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(v)    if fewer than all the outstanding Notes are to be redeemed, the identification and principal amounts of the Notes to be redeemed;

(vi)    that, unless the Company defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date; and

(vii)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

The Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. The Company shall provide the Trustee with the information required by this Section. In such event the Company shall give the Trustee 10 days (or such shorter notice as shall be agreed to by the Trustee) prior notice prior to the delivery of the notice.

ARTICLE 4

ADDITIONAL COVENANTS

Section 4.01.    Limitation on Liens. So long as any Notes are outstanding, the Company shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any Principal Property or shares of stock or Indebtedness of any Restricted Subsidiary to secure any Indebtedness, without effectively providing that the Notes shall (so long as such other Indebtedness shall be so secured) be equally and ratably secured.

The foregoing limitation shall not apply to:

(a)    Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or the books of the Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or of such Restricted Subsidiary;

(f)    Liens in existence on the first date of the issuance of the Notes;

(g)    Liens arising in connection with trade letters of credit issued for the account of the Company or the account of a Restricted Subsidiary securing the reimbursement obligations in respect of such letters of credit, provided, that such Liens encumber only the property being acquired through payments made under such letters of credit or the documents of title and shipping and insurance documents relating to such property;

(h)    Liens on intellectual property acquired by the Company or a Restricted Subsidiary (such as software) securing the obligation of the Company or the obligation of such Restricted Subsidiary to make royalty or similar payments to the seller of such intellectual property, provided, that such Liens encumber only the intellectual property to which such payments relate;

(i)    any Lien upon any property or assets created at the time of the acquisition, purchase, lease, improvement or development of property or assets used or held by the Company or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such property or assets;

(j)    any Lien upon any property or assets existing thereon at the time of the acquisition thereof (provided such Lien was not incurred in anticipation of such acquisition) by the Company or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by the Company or any Restricted Subsidiary);

(k)    any Lien in favor of the Company or any Restricted Subsidiary;

(l)    Liens in respect of judgments that do not constitute an Event of Default;

(m)    Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (f) through (l) or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as such Lien does not extend to any other property and the Indebtedness so secured does not exceed the fair market value (as determined by the Board of Directors) of the assets subject to such Liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be; or

(n)    any Lien securing any Indebtedness in an amount which, together with, without duplication, (i) all other Indebtedness secured by a Lien that is not otherwise permitted by the foregoing provisions, (ii) the Attributable Debt of any Sale and Leaseback Transaction that is not otherwise permitted under clauses (a) through (d) in Section 4.02, and (iii) any Indebtedness incurred by a Subsidiary of the Company pursuant to clause (c) in Section 4.03 does not at the time of the incurrence of the Indebtedness so secured exceed 10% of the Consolidated Total Assets of the Company.

Section 4.02.    Limitation on Sale and Leaseback Transactions. So long as any Notes are outstanding, the Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(a)    the Sale and Leaseback Transaction involves a lease for a term of not more than five years;

(b)    the Sale and Leaseback Transaction is between the Company and a Subsidiary Guarantor or between Subsidiary Guarantors;

(c)    the Company or a Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on such property or assets involved in such Sale and Leaseback Transaction without equally and ratably securing the Notes pursuant to Section 4.01;

(d)    the cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value thereof or the debt attributable thereto and the Company applies an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Leaseback Transaction within 270 days of such sale to either (or a combination) of (x) the retirement (other than the mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of the long-term debt of the Company or the long-term debt of a Restricted Subsidiary (other than long-term debt that is subordinated to the Notes) or (y) the acquisition, purchase, improvement or development of other comparable property, including the acquisition of other businesses; or

(e)    the Attributable Debt of the Sale and Leaseback Transaction is in an amount which, together with, without duplication, (i) all of the Attributable Debt of the Company and its Restricted Subsidiaries under this clause (e), (ii) all other Indebtedness secured by a Lien that is not otherwise permitted by the provisions of clauses (a) through (m) pursuant to Section 4.01, and (iii) any Indebtedness incurred by a Subsidiary of the Company pursuant to clause (c) in Section 4.03 does not at the time of such transaction exceed 10% of the Consolidated Total Assets of the Company.

Section 4.03.    Limitation on Subsidiary Indebtedness and Preferred Stock. So long as any Notes are outstanding, the Company shall not cause or permit its direct or indirect Subsidiaries to incur, create, issue, assume or permit to exist any Indebtedness or Preferred Stock (other than Permitted Indebtedness) unless the amount of such

Indebtedness or Preferred Stock, when taken together with, without duplication, (a) all other Indebtedness (other than Permitted Indebtedness) incurred pursuant to this Section 4.03, (b) all other Indebtedness secured by a Lien that is not otherwise permitted by the provisions of clauses (a) through (m) in Section 4.01, and (c) the Attributable Debt of any Sale and Leaseback Transaction that is not otherwise permitted by the provisions of clauses (a) through (d) in Section 4.02, does not at the time of the incurrence exceed the greater of (i) $2,041.70 million and (ii) 10% of the Consolidated Total Assets of the Company.

ARTICLE 5

OFFER TO REPURCHASE

Section 5.01.    Offer to Repurchase. If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes as described in Section 3.01, the Company shall make an offer to each Holder of Notes to repurchase all or any part (in multiples of $1,000 principal amount) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offer to repurchase Notes on the payment date specified in the notice, which date shall be no earlier than 10 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company shall, to the extent lawful:

(a)    accept for payment all Notes or portions of Notes properly tendered pursuant to its offer;

(b)    deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(c)    deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof.

The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

ARTICLE 6

EVENTS OF DEFAULT

Section 6.01.    Events of Default. The following Sections 6.01(5) and 6.01(6) shall replace Sections 6.01(5) and 6.01(6), respectively, in the Indenture:

(5)    any default or event of default under any Indebtedness of the Company or any of its Subsidiaries (other than any Indebtedness of the Company or any Subsidiary to the seller of a business or asset incurred in connection with the purchase thereof) which default or event of default results in at least $200.00 million of aggregate principal amount of such Indebtedness being declared due and payable prior to maturity;

(6)    failure by the Company or any of its Subsidiaries to pay at maturity or otherwise when due (after giving effect to any applicable grace period) at least $200.00 million aggregate principal amount of Indebtedness at any one time;

ARTICLE 7

MISCELLANEOUS

Section 7.01.    Successors and Assigns. All of the covenants, stipulations, promises and agreements in this Supplemental Indenture contained by or on the behalf of the Company shall bind its successors and assigns, whether so expressed or not.

Section 7.02.    Effectiveness. This Supplemental Indenture shall become effective upon its execution and delivery.

Section 7.03.    Ratification of Indenture. The Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 7.04.    Governing Law. This Supplemental Indenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 7.05.    Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

Section 7.06.    Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 7.07.     Electronic Signatures. All notices, approvals, consents, requests and any communications hereunder must be in writing, provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by a digital signature provider (as specified in writing to the Trustee by the authorized representative), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 7.08.    Electronic Communication. The Company may send notices and other communications hereunder by electronic mail. The Company agrees that the Trustee cannot determine the identity of the actual sender of such communications and that the Trustee shall conclusively presume that communications that purport to have been sent by an authorized officer of the Company have been sent by such authorized officer. The Company shall be responsible for ensuring that only authorized officers transmit such communications to the Trustee, and the Company and the authorized officers are responsible for safeguarding the use and confidentiality of applicable user and authorization codes, passwords and authentication keys provided by the Trustee. The Trustee shall not be liable for any losses, costs, or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such communications notwithstanding such communications conflict or are inconsistent with a subsequent written communication. The Company agrees (i) to assume all risks arising out of the use of electronic mail to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions and the risk or interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting communications to the Trustee and that there may be more secure methods of transmitting communications than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of communications provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) that it will notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:	/s/ Sandra van der Vaart
	Name:	Sandra van der Vaart
	Title:	Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary

[Signature Page to Fifteenth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, Trustee

By:	/s/ Allison Lancaster-Poole
	Name:	Allison Lancaster-Poole
	Title:	Vice President

[Signature Page to Fifteenth Supplemental Indenture]

Exhibit A

[FORM OF INITIAL NOTE]

EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.11 OF THE INDENTURE, THIS NOTE MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY TO THE DEPOSITARY, ANOTHER NOMINEE OF THE DEPOSITARY OR TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY

CUSIP No. 50540R AX0
ISIN No. US50540RAX08

No. [1]

$500,000,000

1.550% Senior Note due 2026

Laboratory Corporation of America Holdings, a Delaware corporation, promises to pay to CEDE & CO., or registered assigns, the principal amount set forth on Schedule I hereto on June 1, 2026.

Interest Payment Dates: June 1 and December 1, commencing December 1, 2021.

Record Dates: May 15 and November 15.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. Bank National Association, as Trustee, certifies that this is one of the Securities referred to in the Indenture.

By:
Authorized Signatory

Dated:

[FORM OF REVERSE OF NOTE]

1.550% Senior Note due 2026

1.	Indenture

This Note is one of a duly authorized series of debt securities of Laboratory Corporation of America Holdings, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), designated as the 1.550% Senior Notes due 2026 (the “Notes”) issued under an Indenture dated as of November 19, 2010 (the “Base Indenture”), as supplemented by the Fifteenth Supplemental Indenture dated May 26, 2021 (the “Supplemental Indenture,” and collectively with the Base Indenture, the “Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Act for a statement of those terms.

The Notes are general unsecured obligations of the Company. The Company shall be entitled, without notice to or consent of the Holders, to issue additional debt securities under the Indenture on the same terms and conditions as the Notes (except for the interest accrual date and first Interest Payment Date) in accordance with the Indenture. The Notes and any additional debt securities will be treated as a single series of debt securities for all purposes under the Indenture. The Indenture contains covenants that limit the ability of the Company and its Restricted Subsidiaries to create Liens on assets and engage in Sale and Leaseback Transactions. The Indenture also contains a covenant that limits the ability of the Company’s Subsidiaries from incurring Indebtedness or issuing Preferred Stock. These covenants are subject to important exceptions and qualifications.

2.	Interest

The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company shall pay interest semi-annually on June 1 and December 1 of each year, commencing December 1, 2021. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 26, 2021. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Notes plus 1% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

3.	Method of Payment

The Company shall pay interest on the Notes (except Defaulted Interest) to the Persons who are Registered Holders of Notes at the close of business on the May 15 or

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November 15 next preceding the Interest Payment Date even if the Notes are canceled after the record date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company shall make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

4.	Paying Agent and Security Registrar

Initially, U.S. Bank National Association, a national banking association (the “Trustee”), will act as Paying Agent and Security Registrar. The Company may appoint and change any Paying Agent, Security Registrar or co-Security Registrar without notice. The Company or any of its domestically incorporated wholly owned Subsidiaries may act as Paying Agent, Security Registrar or co-Security Registrar.

5.	Optional Redemption

In accordance with Section 3.01 of the Indenture, the Notes are subject to redemption, in whole or in part, at any time, or from time to time, prior to May 1, 2026, at the option of the Company, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the redemption date or (2) the Make-Whole Amount for the Notes, which shall include a make-whole spread of 0.125%.

On or after May 1, 2026, the Notes are subject to redemption, in whole or in part, at any time, or from time to time, at the option of the Company, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to the redemption date.

Notice of redemption will be mailed at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his registered address. Notes in denominations larger than $1,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of, which shall include accrued interest on, all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

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Notice of any redemption of the Notes in connection with a corporate transaction that is pending (including, but not limited to, an equity offering, an incurrence of Indebtedness or a transaction that would result in a Change of Control Repurchase Event) may, at the Company’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of the transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice (i) shall describe each such condition, (ii) shall state that, in the Company’s discretion, the redemption date may be postponed, for up to 60 days following the notice of redemption, until such time as any or all such conditions have been satisfied (or waived by the Company) and (iii) may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived by the redemption date. The Company shall notify Holders of any such rescission or postponement as soon as practicable after the Company determines that it will not be able to satisfy or otherwise waive such conditions precedent. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

6.	Offer to Repurchase

If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes as described in paragraph 5 of the Note, the Company shall make an offer to each Holder of Notes to repurchase all or any part (in multiples of $1,000 principal amount) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offer to repurchase Notes on the payment date specified in the notice, which date shall be no earlier than 10 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of this paragraph 6, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this paragraph 6 and all other provisions of the Indenture applicable to the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

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On the Change of Control Repurchase Event payment date, the Company shall, to the extent lawful:

i.	accept for payment all Notes or portions of Notes properly tendered pursuant to its offer;

ii.	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

iii.	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof.

The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(a)	For purposes of the foregoing:

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control, which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies.

“Change of Control” means the occurrence of any of the following:

(a)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and those of its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or a Subsidiary Guarantor that is a wholly owned Subsidiary of the Company;

(b)	the adoption of a plan relating to the liquidation or dissolution of the Company;

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(c)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or a Subsidiary Guarantor that is a wholly-owned Subsidiary of the Company, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(d)	the first day on which a majority of the members of the Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction effected to create a holding company for the Company will not be deemed to involve a Change of Control if (1) pursuant to such transaction the Company becomes a wholly owned Subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of the Voting Stock of the Company immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who:

(a)	was a member of such Board of Directors on the first date that any of the Notes were issued; or

(b)

was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Control of the Company, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means:

(a)	each of Moody’s and S&P; and

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(b)

if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock”, as applied to stock of any Person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

7.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of one thousand U.S. dollars ($1,000) principal amount or any integral multiple thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes or governmental charge in relation thereto or permitted by the Indenture. The Company shall not be required (i) to issue, exchange or register the transfer of any Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all the outstanding Notes of the same series and ending at the close of business on the day of such mailing, nor (ii) to register the transfer of or exchange any Notes of any series or portions thereof called for redemption.

8.	Persons Deemed Owners

The Registered Holder of this Note may be treated as the owner of it for all purposes.

9.	Unclaimed Money

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest on the Notes that remains unclaimed for two years, and, thereafter, Securityholders entitled to the money must look to the Company for payment as general creditors.

10.	Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company irrevocably deposits in trust with the Trustee money or Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be and other conditions to defeasance are met.

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11.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture with respect to the Notes and the Notes may be amended with the written consent of the Holders of not less than a majority in principal amount of the Notes outstanding and (ii) any default or noncompliance with any provision of the Indenture with respect to the Notes may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Notes.

Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company and the Trustee shall be entitled to amend the Indenture or the Notes to cure any ambiguity, defect or inconsistency, or to comply with Article V of the Base Indenture, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add additional covenants or to surrender rights and powers conferred on the Company or to add additional events of defaults or to add guarantees or to make any change that does not adversely affect the rights of any Securityholder in any material respect or to provide for the issuance of a new series of debt securities under the Indenture or to evidence the appointment of a successor Trustee.

12.	Defaults and Remedies

Under the Indenture, Events of Default for the Notes include (i) default for 30 days in payment of interest on the Notes; (ii) default in payment of principal on the Notes, upon redemption pursuant to paragraph 5 of the Notes, upon acceleration or otherwise; (iii) failure by the Company to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice and lapse of time; (iv) certain accelerations of other Indebtedness of the Company or any of its Subsidiaries if the amount accelerated (or so unpaid) is at least $200.00 million; (v) failure by the Company or any Subsidiary to pay at maturity at least $200.00 million of other Indebtedness; and (vi) certain events of bankruptcy or insolvency with respect to the Company.

Securityholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power with respect to the Notes. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

13.	Trustee Dealings with the Company

Subject to certain limitations imposed by the Act, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

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14.	No Recourse Against Others

An incorporator, stockholder, officer or director, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent) manually signs the certificate of authentication on the other side of this Note.

16.	Abbreviations

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gifts to Minors Act).

17.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the face of this Note.

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Option of Holder to Elect Purchase

The undersigned elects to have this Note or the portion hereof (which is a multiple of $1,000 principal amount) designated below purchased by the Company upon a Change of Control Repurchase Event pursuant to paragraph 6 on the reverse of this Note:

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Principal amount to be purchased (if less than all): $        ,000

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LABORATORY CORPORATION OF AMERICA HOLDINGS

1.550% SENIOR NOTE DUE 2026

No.	Schedule I*

Date	Principal amount of this Global Note	Notation
	$	Original issuance

*	To be attached to Global Note only.

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